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Exhibit 12.1

MACK-CALI REALTY CORPORATION
CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(DOLLAR AMOUNTS IN THOUSANDS)

        Mack-Cali Realty Corporation's ratios of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2004 and for each of the five years ended December 31, 2003 were as follows:

		For the Year Ended December 31,
	Three Months Ended March 31, 2004	2003	2002	2001	2000	1999
EARNINGS:
ADD:
Income from continuing operations before minority interest and equity in earnings from unconsolidated joint ventures	$33,265	$136,583	$157,432	$167,236	$136,278	$146,680
Fixed charges (see calculation below)	34,105	139,603	143,592	144,625	132,640	125,550
Distributed income of unconsolidated joint ventures	—	11,405	14,793	9,004	8,055	2,263
SUBTRACT:
Capitalized interest	(914)	(7,285)	(19,664)	(16,722)	(11,524)	(6,840)
Preference security dividend requirements of consolidated subsidiaries	(3,909)	(15,668)	(15,656)	(15,644)	(15,441)	(15,476)
Minority interest in pre-tax income of consolidated subsidiaries that have not incurred fixed charges	—	—	—	—	(5,072)	(79)

TOTAL EARNINGS:	$62,547	$264,638	$280,497	$288,499	$244,936	$252,098

FIXED CHARGES:
Interest expense (includes amortization of deferred financing costs)	$29,196	$116,311	$107,823	$112,003	$105,394	$102,960
Capitalized interest	914	7,285	19,664	16,722	11,524	6,840
Interest portion (33 percent) of ground rents on land leases	86	339	449	256	281	274
Preferred security dividend requirements of consolidated subsidiaries	3,909	15,668	15,656	15,644	15,441	15,476

TOTAL FIXED CHARGES:	$34,105	$139,603	$143,592	$144,625	$132,640	$125,550

Preferred stock dividends	$500	$1,672	$—	$—	$—	$—

TOTAL COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:	$34,605	$141,275	$143,592	$144,625	$132,640	$125,550

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:	1.8	1.9	2.0	2.0	1.8	2.0

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MACK-CALI REALTY CORPORATION CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (DOLLAR AMOUNTS IN THOUSANDS)